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                                          FOR FURTHER INFORMATION CONTACT:
                                          Clifford E. Pietrafitta
                                          Chief Financial Officer
                                          (215) 569-9900

IMMEDIATE RELEASE
  June 24, 2002

                CSS INDUSTRIES, INC. ANNOUNCES PURCHASE OF SHARES
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             OF COMMON STOCK FROM CHAIRMAN AND OTHER FAMILY MEMBERS
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         Philadelphia, PA - CSS Industries, Inc. (NYSE:CSS) announced today that it purchased an aggregate of 1,100,000 shares of its Common Stock from its Chairman, Jack Farber, members of his family and trusts for members of his family. The purchase, which occurred prior to the opening of trading today on the New York Stock Exchange, was made at a price of $33.00 per share, which is $1.75 per share (5.0%) lower than the closing price reported on the New York Stock Exchange on June 21, 2002, the previous trading day, and $1.64 per share (4.7%) lower than the average closing price over the ten trading days prior to the date of purchase.


         The terms of the purchase were negotiated on behalf of CSS Industries by a Special Committee of the Board of Directors consisting of three independent directors. The Special Committee retained an independent investment bank which rendered a fairness opinion. The Special Committee unanimously recommended that the Company's Board of Directors authorize the purchase, and the Board of Directors, other than Mr. Farber who was not present at the meeting, unanimously authorized the purchase.

         In commenting on the transaction, David J. M. Erskine, President and Chief Executive Officer, stated, "This transaction is positive for CSS. The purchase of approximately 30% of the Farber family holdings is a constructive step in the long term evolution of the Company. From a financial point of view, the transaction adds approximately $.20 per share to previously indicated earnings growth guidance for fiscal 2003."


         All statements other than statements of historical fact included in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, and other factors described in the Company's Annual Report on Form 10-K/A for the fiscal year ended March 31, 2002.